Exhibit (j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 43 to Registration Statement No. 002-96141 on Form N-1A of our report dated February 27, 2013, relating to the financial statements and financial highlights of Sound Shore Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2012. We also consent to the references to us under the headings “Other Fund Service Providers - Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
December 6, 2013